AGREEMENT
OF
TERMINATION AND RELEASE

AGREEMENT OF TERMINATION AND RELEASE, made this 17th day of August, 2011 (the “Agreement”), by and between NEXT 1 INTERACTIVE, INC., a Nevada corporation (the “Buyer”), OMNIVERSE,  a sole proprietorship, NEW MEDIA BUYS , a sole proprietorship and JASON M . DEMEO (“DeMeo” and, collectively, the “Sellers”).  The Buyer and the Sellers collectively shall be referred to as the “Parties.”  All capitalized terms not defined herein shall have the meanings assigned to them in the APA Agreement (as defined herein).

WHEREAS, the Parties hereto entered into a Asset Purchase Agreement dated as of June 3, 2011 (the “APA Agreement”), which, among other things, contains certain rights, obligations, and duties of the Parties; and

WHEREAS, the Parties desire to mutually terminate the APA Agreement;

WHEREAS, each of the Parties desires to release each of the other Parties from any and all claims in connection with or relating to the APA Agreement;

WHEREAS, the Sellers have agreed to return to the Buyer 3,000,000 shares of the Buyer’s common stock issued to DeMeo pursuant to the APA Agreement;

WHEREAS, DeMeo agrees that the $50,000 received from the Aqua TV deposit shall be considered to be full and fair compensation for his time and effort and full payment of his finders fee for the Aqua transaction;

WHEREAS, DeMeo agrees that the $25,000 received from the Buyer as a deposit shall be considered to be full and fair compensation for any broadband feeds/ River Broadcasting  distribution; and

WHEREAS, the Buyer agrees that it will forfeit all revenues that were to be derived from ongoing business represented by DeMeo for the Sellers; and

WHEREAS, this Agreement is being entered into by the Parties in conjunction with the termination of the employment agreements with each of DeMeo and Ryan Wise and the consulting agreement with Joe Scotti.

NOW THEREFORE, in consideration of the mutual covenants and other good and valuable considerations hereinafter contained, the Parties agree as follows:

1.	Recitals. The above recitals are incorporated into this Agreement.

2.
Mutual Termination of the APA Agreement.  The APA Agreement is hereby terminated so as to be rendered null and void and of no further force and effect, and the Parties (and their assignees) are hereby relieved of all of their respective obligations thereunder, including but not limited to, the Buyer is not entitled to any revenue from the Purchased Assets and the Buyer is not responsible for any costs and expenses related to or in connection with the Purchased Assets.

3.
Mutual Release.  The Buyer and the Sellers (and their past, present and future officers, directors, employees, servants, agents, representatives, successors, predecessors, divisions, subsidiaries, parents, affiliates, business units, and assigns of each of them) hereby release each of the other Parties (and their past, present and future officers, directors, employees, servants, agents, representatives, attorneys, successors, predecessors, divisions, subsidiaries, parents, affiliates, business units, and assigns of each of them) from any and all claims, demands, damages, actions, causes of action or suits at law or in equity of whatever kind or nature, liabilities, verdicts, debts, judgments, liens and injuries, whether based upon the APA Agreement or any other legal or equitable theory of recovery, known or unknown, past, present or future, suspected to exist or not suspected to exist, anticipated or not anticipated, which have arisen or are now arising or hereafter may arise, whether presently asserted or not, in connection with or relating to the APA Agreement (including, but not limited to, the performance rendered or not rendered thereunder).

4.
Mutual Consent.  The Parties hereto, and each of them, do hereby: (i) acknowledge that they have reviewed or caused to be reviewed the APA Agreement; (ii) acknowledge that they have reviewed or caused to be reviewed this Agreement; (iii) unconditionally consent to the termination of the APA Agreement (and the consummation of the transactions contemplated thereby) by the Buyer and the Sellers; and (iv) unconditionally consent to the release of any and all claims as described in Section 3.

5.
Confidentiality. This Agreement is made on a confidential basis and the Parties agree to keep the substance, terms and conditions hereof as well as all information obtained in connection herewith or therewith confidential and not to directly or indirectly disclose such substance, terms and conditions, or such information, to any other person or entity not a party to this Agreement.  Any claims that any party believes it has against another party will also remain confidential.  All Parties agree not to disparage or otherwise make unfavorable remarks regarding any other party to this Agreement.

6.	Stock Certificate. DeMeo agrees that upon execution of this Agreement he will deliver to the Buyer a certificate for 3,000,000 shares of Buyer common stock.

7.	Purchased Assets. All Purchased Assets shall be returned to Sellers from Buyer upon execution of this Agreement. In addition, the Buyer agrees to forfeit all revenues that were to be derived from ongoing business represented by DeMeo for the Sellers.

8.	Consideration. DeMeo agrees that the $50,000 received from the Aqua TV deposit shall be considered to be full and fair compensation for his time and effort and full payment of his finders fee for the Aqua transaction.

9.	Merger. All understandings and agreements heretofore had between the Parties, except as set forth herein, are null and void and of no force and effect.

10.
Duplicate Originals; Counterparts.  This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original.  This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single agreement.

11.	Governing Law. This Agreement shall be interpreted and the rights and liabilities of the Parties determined in accordance with the laws of the State of Florida, excluding its conflict of laws rules.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement of Termination and Release as of the day and year first written above.

NEXT 1 INTERACTIVE, INC.

By:	/s/ Bill Kerby
Name:	Bill Kerby
Title:	Chief Executive Officer and Chairman

OMNIVERSE

By:	/s/ Jason M. DeMeo
Name:	Jason M. DeMeo

NEW MEDIA BUYS

By:	/s/ Jason M. DeMeo
Name:	Jason M. DeMeo

/s/ Jason M. DeMeo
Jason M. DeMeo